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NEWS RELEASE
Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-239-5200

HERITAGE OAKS BANCORP ANNOUNCES 3-FOR-2 STOCK SPLIT

Paso Robles, CA - October 24, 2005 — Heritage Oaks Bancorp (Nasdaq: HEOP), the parent company of Heritage Oaks Bank, today announced its Board of Directors has declared a three-for-two stock split, which will be accounted for as a 50% stock dividend. The effective date (record date) of the stock split will be November 10, 2005. Each shareholder of record on November 10, 2005 will receive one additional share of HEOP common stock for every two shares owned, with any resulting fractional share settled in cash. The payment date for the distribution of the additional shares will be December 2, 2005. Following the issuance of the additional shares from the split, Heritage Oaks will have approximately 6.2 million shares outstanding.

“Over the past five years, we have successfully grown assets and steadily increased earnings while building a premier banking franchise on the Central Coast of California,” said Larry Ward, President and CEO. “This stock dividend, in addition to the 5% stock dividend issued earlier this year, should improve liquidity for our shares and contribute to building long-term value for our shareholders.”

Earlier this month, Heritage Oaks reported record third quarter profits fueled by strong loan and deposit growth. Net income increased 51% to $1.8 million, or $0.42 per diluted share, for the third quarter of 2005, compared to $1.2 million, or $0.28 per diluted share, in the third quarter a year ago. Pre-tax profits grew 53% in the third quarter with 19% growth in the loan portfolio and 32% growth in core deposits from the third quarter a year ago.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank operates 11 banking offices, including its headquarters and one branch in Paso Robles, three branches in Santa Maria, two in San Luis Obispo and one branch each in Arroyo Grande, Atascadero, Cambria and Morro Bay. Heritage conducts a majority of its commercial banking business in San Luis Obispo and Northern Santa Barbara Counties in California. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Banks beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.